Veramark Announces Second Quarter 2012 Financial Results

ROCHESTER, NY -- (Marketwire - August 10, 2012) - Veramark Technologies, Inc. (OTCQB: VERA) (PINKSHEETS: VERA), a leading provider of telecom expense management solutions, today announced financial results for its second quarter ended June 30, 2012. Second quarter revenues of $3.9 million increased 19% from revenues of $3.2 million for the same quarter of 2011. For the six months ended June 30, 2012, revenues of $7.5 million are 12% ahead of revenues of $6.6 million reported for the first six months of 2011.

Net income of $147,000 for the second quarter of 2012, representing $0.01 per diluted share, and $228,000 for the six months ended June 30, 2012, or $0.02 per diluted share, compared with reported losses of $671,000 and $618,000, respectively, for the three and six months ended June 30, 2011. Results for the first half of 2011 included legal costs and settlement charges associated with a patent infringement complaint ultimately settled in June 2011.

Tony Mazzullo, Veramark's President and CEO, commented, "We continue to make steady gains in the highly competitive Telecom Expense Management market. We believe that customers select Veramark to help eliminate distractions resulting from the work involved in managing the costs associated with telecom services and systems."

Orders received for the first six months of 2012 totaled $8.7 million, an increase of 9% from orders of $8.0 million for the first six months of 2011. Veramark also reported an increase in its backlog of recurring future revenues of 8% from the end of 2011, to $13.6 million at June 30, 2012.

                        VERAMARK TECHNOLOGIES, INC.
                     CONDENSED STATEMENT OF OPERATIONS
                                (Unaudited)

                             Three Months Ended
                                  June 30

                                                           2012        2011
Revenues                                            $ 3,856,535 $ 3,246,643

  Cost of Revenues                                    1,613,721   1,404,241
  Operating Expenses                                  2,100,675   1,802,021
  Net Interest Income                                     5,159      12,704
                                                    ----------- -----------
Income Before Litigation,Settlement Expenses, and
 Taxes                                                  147,298      53,085

  Litigation and Settlement Expenses                          -     723,937
  Income Taxes                                                -           -
                                                    ----------- -----------
Net Income (Loss)                                   $   147,298 $  (670,852)
                                                    =========== ===========

                                                    ----------- -----------
Net Income (Loss) Per Diluted Share                 $      0.01 $     (0.07)
                                                    =========== ===========
Diluted Weighted AverageNumber of Shares
 Outstanding                                         10,646,031  10,183,547
                                                    =========== ===========

                              Six Months Ended
                                  June 30

                                                           2012        2011
Revenues                                            $ 7,461,824 $ 6,632,966

  Cost of Revenues                                    3,159,943   2,772,346
  Operating Expenses                                  4,095,001   3,648,291
  Net Interest Income                                    20,850      32,776
                                                    ----------- -----------
Income Before Litigation,Settlement Expenses, and
 Taxes                                                  227,730     245,105

  Litigation and Settlement Expenses                          -     862,995
  Income Taxes                                                -           -
                                                    ----------- -----------
Net Income (Loss)                                   $   227,730 $  (617,890)
                                                    =========== ===========

                                                    ----------- -----------
Net Income (Loss) Per Diluted Share                 $      0.02 $     (0.06)
                                                    =========== ===========
Diluted Weighted AverageNumber of Shares
 Outstanding                                         10,639,896  10,138,204
                                                    =========== ===========

About Veramark Technologies, Inc.
Veramark is a leading provider of innovative cost management solutions that help enterprises reduce operational expenses associated with their mobile and fixed communications networks and ensure that these networks are used appropriately. Veramark solutions for telecom expense management, which include call accounting solutions, drive down costs by eliminating waste, identifying billing errors, and optimizing programs for mobile, voice and data communications. Veramark solutions enable enterprises to spend less for the telecom services they need to support their business. For more information, visit www.veramark.com.

Veramark, VeraSMART, and eCAS are registered trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners.

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.

Media Contact:
Andrew Tempest
Director of Marketing Communications
Veramark Technologies, Inc.
(585) 383-6883
atempest@veramark.com